For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. https://twitter.com/ford https://ford.to/facebook https://ford.to/linkedin News Adriana Cisneros, Chief Executive of Cisneros Group, Elected to Seat on Ford Motor Company Board of Directors DEARBORN, Mich., July 11, 2024 – The Ford Motor Company board today elected Adriana Cisneros as a director, effective immediately. Her addition expands the board to 15 directors. Cisneros was appointed CEO of Cisneros Group in 2013. Founded in 1929 in Venezuela by her grandfather Diego Cisneros as a material transport business, Cisneros Group has grown and diversified significantly over the past 95 years. Adriana Cisneros assumed leadership from her father, Gustavo Cisneros, and under her guidance the company has become a global leader in digital advertising, media and entertainment, and real estate. Cisneros will serve on the Ford board’s Nominating and Governance and Sustainability, Innovation and Policy committees. “Adriana will be a wonderful addition to our board,” said Executive Chair Bill Ford. “She’s a CEO who has successfully modernized a family-led business by consistently thinking outside of the box and shattering conventions, experiences that are highly relevant as our team transforms Ford to compete and win in an exciting new era for the automotive industry.” In addition to her longtime leadership of Cisneros Group, where she previously was vice chair and director of strategy, Cisneros has extensive board experience. She serves as a director of Mattel Inc., AST Spacemobile Inc. and the Paley Center for Media and as a trustee of the Knight Foundation, among other organizations. Cisneros is a passionate supporter of arts and education, actively involved in institutions such as the Museum of Modern Art in New York City and its Latin American Acquisitions Committee. Cisneros earned a bachelor’s degree from Columbia University and a master’s degree in journalism from New York University. She is a Henry Crown Fellow and also completed studies at Harvard Business School’s prestigious Program for Leadership Development. Additional biographical information and a photo of Cisneros are available at media.ford.com. # # # About Ford Motor Company Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, committed to helping build a better world, where every person is free to move and pursue their dreams. The company’s Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for customers and deepen their loyalty. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, along with connected services. The company does that through three customer- centered business segments: Ford Blue, engineering iconic gas-powered and hybrid vehicles; Ford Model e, inventing breakthrough EVs along with embedded software that defines exceptional digital experiences for all customers; and Ford Pro, helping commercial customers transform and expand their businesses with vehicles and services tailored to their needs. Additionally, Ford provides financial services through Ford Motor Credit Company. Ford employs about 176,000 people worldwide. More information about the company and its products and services is available at corporate.ford.com.

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